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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

Ventas Realty, Limited Partnership, a Delaware limited partnership

Ventas LP Realty, L.L.C., a Delaware limited liability company

Ventas Finance I, LLC, a Delaware limited liability company

Ventas Finance I, Inc., a Delaware corporation ("VFI Inc."). VFI Inc. does business under the following names:

         Ventas Finance I (KY), Inc.;
         Ventas Finance I (UT), Inc.;
         Ventas Finance I (WA), Inc.; and
         Ventas Finance I (WI), Inc.

Ventas Specialty I, LLC, a Delaware limited liability company

Ventas Specialty I, Inc., a Delaware corporation